UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. __)

                           Data Critical Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
-------------------------------------------------------------------------------
                          (Title of Class Securities)

                                   237622105
               -------------------------------------------------
                                (CUSIP Number)

                               November 9, 1999
 ------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|  Rule 13d-1(b)
| |  Rule 13d-1(c)
| |  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



 ---------- ---------------------------------------------------------------------------------------- -----------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      ML Oklahoma Venture Partners, Limited Partnership

 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) |_|
                                                                                                     (b) |_|

                      Not Applicable
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 3          SEC USE ONLY

 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Oklahoma
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 0
                           -------- -----------------------------------------------------------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                553,125 shares of common stock
                           -------- -----------------------------------------------------------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                0
                           -------- -----------------------------------------------------------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   553,125 shares of common stock
 ------------------------- -------- -----------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      553,125 shares of common stock
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       |_|


                      Not Applicable
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                     5.62%
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 12         TYPE OF REPORTING PERSON*


                      PN
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      Merrill Lynch & Co., Inc.
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) |_|
                                                                                                     (b) |_|

                      Not Applicable
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 3          SEC USE ONLY

 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Delaware
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 0
                           -------- -----------------------------------------------------------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                553,125 shares of common stock
                           -------- -----------------------------------------------------------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                0
                           -------- -----------------------------------------------------------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   553,125 shares of common stock
 ------------------------- -------- -----------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      553,125 shares of common stock
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       |_|


                      Not Applicable
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      5.62%
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 12         TYPE OF REPORTING PERSON*


                      HC, CO
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      Merrill Lynch Group, Inc.
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) |_|
                                                                                                     (b) |_|

                      Not Applicable
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 3          SEC USE ONLY

 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Delaware
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 0
                           -------- -----------------------------------------------------------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                553,125 shares of common stock
                           -------- -----------------------------------------------------------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                0
                           -------- -----------------------------------------------------------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   553,125 shares of common stock
 ------------------------- -------- -----------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      553,125 shares of common stock
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       |_|


                      Not Applicable
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      5.62%
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 12         TYPE OF REPORTING PERSON*


                      HC, CO
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      ML Leasing Equipment Corp.
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) |_|
                                                                                                     (b) |_|

                      Not Applicable
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 3          SEC USE ONLY

 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Delaware
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 0
                           -------- -----------------------------------------------------------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                553,125 shares of common stock
                           -------- -----------------------------------------------------------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                0
                           -------- -----------------------------------------------------------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   553,125 shares of common stock
 ------------------------- -------- -----------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      553,125 shares of common stock
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       |_|


                      Not Applicable
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      5.62%
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 12         TYPE OF REPORTING PERSON*


                      HC, CO
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      MLOK Co., L.P.
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) |_|
                                                                                                     (b) |_|

                      Not Applicable
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 3          SEC USE ONLY

 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Oklahoma
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 0
                           -------- -----------------------------------------------------------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                553,125 shares of common stock
                           -------- -----------------------------------------------------------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                0
                           -------- -----------------------------------------------------------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   553,125 shares of common stock
 ------------------------- -------- -----------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      553,125 shares of common stock
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       |_|


                      Not Applicable
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      5.62%
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 12         TYPE OF REPORTING PERSON*


                      IA, PN
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                      Merrill Lynch Venture Capital Inc.
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) |_|
                                                                                                     (b) |_|

                      Not Applicable
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 3          SEC USE ONLY

 ---------- ---------------------------------------------------------------------------------------- ------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Delaware
 ---------- ---------------------------------------------------------------------------------------- ------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 0
                           -------- -----------------------------------------------------------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                553,125 shares of common stock
                           -------- -----------------------------------------------------------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                0
                           -------- -----------------------------------------------------------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   553,125 shares of common stock
 ------------------------- -------- -----------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      553,125 shares of common stock
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       |_|


                      Not Applicable
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      5.62%
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
 12         TYPE OF REPORTING PERSON*


                      HC, IA, CO
 ---------- ----------------------------------------------------------------------------------------------------------- -----------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


Item 1.
  (a)       Name of Issuer
            --------------
            Data Critical Corporation
  (b)       Address of Issuer's Principal Executive Offices
            -----------------------------------------------
            19820 North Creek Parkway, Suite 100, Bothell, WA 98011


Item 2.
  (a)       Name of Persons Filing
            ----------------------
            ML Oklahoma Venture Partners, Limited Partnership
            Merrill Lynch & Co., Inc.
            Merrill Lynch Group, Inc.
            ML Leasing Equipment Corp.
            MLOK Co., L.P.
            Merrill Lynch Venture Capital Inc.
  (b)       Address of Principal Business Office or, if none, Residence
            -----------------------------------------------------------
            World Financial Center - North Tower
            250 Vesey Street
            New York, New York 10281
  (c)       Citizenship
            -----------
            See Item 4 of Cover Pages
  (d)       Title of Class of Securities
            ----------------------------
            Common Stock
  (e)       CUSIP Number
            ------------
            237622105


Item 3.
           ML Oklahoma Venture Partners, Limited Partnership (the "Partnership") is filing under (d), as it is an investment company operating as a business development company under the Investment Company Act. Merrill Lynch & Co. ("ML & Co."), Merrill Lynch Group, Inc. ("ML Group"), ML Leasing Equipment Corp. ("ML Leasing") and Merrill Lynch Venture Capital Inc. ("MLVC") are parent holding companies under (g) in accordance withss.240.13d-1(b)(1)(ii)(G). MLOK Co., L.P. ("MLOK Co.") and MLVC are investment advisers registered underss.203 of the Investment Advisers Act of 1940 and are filing under (e).


Item 4. Ownership
(a)        Amount Beneficially Owned

           See Item 9 of Cover Pages. Pursuant to ss.240.13d-4, the Partnership, ML & Co., ML Group, ML Leasing, MLOK Co. and MLVC (the "Reporting Persons") disclaim beneficial ownership of the securities of UroCor, Inc. (the "Company") referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of
           Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company covered by this statement. (b) Percent of Class See Item 11 of Cover Pages. (c) Number of shares as to which such person has: (i) sole power to vote or to direct the vote See Item 5 of Cover Pages. (ii) shared power to vote or to direct the vote See Item 6 of Cover Pages.
           (iii) sole power to dispose or to direct the disposition of See
           Item 7 of Cover Pages. (iv) shared power to dispose or to direct the disposition of See Item 8 of Cover Pages. Item 5. Ownership of Five Percent or Less of a Class If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of securities, check the following |X|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person
            Not Applicable.

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
            See Exhibit A pursuant to Item 7 attached hereto.

Item 8. Identification and Classification of Members of the Group
            Not Applicable.

Item 9. Notice of Dissolution of Group
            Not Applicable.

Item 10. Certification
           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 14, 2000


                                 ML OKLAHOMA VENTURE PARTNERS, LIMITED
                                 PARTNERSHIP

                                 By:   MLOK Co., L.P.
                                       (its Managing General Partner)

                                 By:   Merrill Lynch Venture Capital Inc.
                                       (its general partner)

                                 By: /s/ Frank J. Mariano
                                    ------------------------------------------
                                               Signature


                                           Frank J. Marinaro/Secretary
                                 ----------------------------------------------
                                               Name/Title


                                 MERRILL LYNCH & CO., INC.


                                 By: /s/ Frank J. Mariano
                                    -------------------------------------------
                                               Signature


                                       Frank J. Marinaro/Attorney-in-Fact*
                                 -----------------------------------------
                                               Name/Title


                                 MERRILL LYNCH GROUP, INC.


                                 By: /s/ Frank J. Mariano
                                    -------------------------------------------
                                               Signature


                                       Frank J. Marinaro/Attorney-in-Fact*
                                 ----------------------------------------------
                                               Name/Title

-------------

* Signed pursuant to a power of attorney included as Exhibit B to this
Schedule 13G.

                                 ML LEASING EQUIPMENT CORP.


                                 By: /s/ Joseph Valenti
                                    -------------------------------------------
                                               Signature


                                 Joseph Valenti/Vice President and Treasurer
                                 ----------------------------------------------
                                               Name/Title


                                 MLOK CO., L.P.

                                 By:   Merrill Lynch Venture Capital Inc.
                                       (its general partner)


                                 By: /s/ Frank J. Mariano
                                    -------------------------------------------
                                               Signature


                                           Frank J. Marinaro/Secretary
                                               Name/Title


                                 MERRILL LYNCH VENTURE CAPITAL INC.


                                 By: /s/ Frank J. Mariano
                                    -------------------------------------------
                                               Signature


                                           Frank J. Marinaro/Secretary
                                 ----------------------------------------------
                                               Name/Title

                         Exhibit A Pursuant to Item 7


           Merrill Lynch & Co., Inc. ("ML & Co."), Merrill Lynch Group, Inc. ("ML Group"), ML Leasing Equipment Corp. ("ML Leasing"), and Merrill Lynch Venture Capital Inc. ("MLVC") are filing this Schedule as parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. The relevant subsidiaries of ML & Co. are ML Group, ML Leasing and MLVC. The relevant subsidiaries of ML Group are ML Leasing and MLVC. The relevant subsidiary of ML Leasing is MLVC.

           ML Group, a wholly-owned direct subsidiary of ML & Co., may be deemed to be the beneficial owner of 4.61% of the common stock of UroCor, Inc. (the "Company") by virtue of its control of its wholly-owned subsidiary ML Leasing.

           ML Leasing, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 4.61% of the common stock of the Company by virtue of its control of its wholly-owned subsidiary MLVC.

           MLVC, a wholly-owned direct subsidiary of ML Leasing, may be deemed to be the beneficial owner of 4.61% of the common stock of the Company by virtue of its being the general partner of MLOK Co., L.P. ("MLOK Co."), which is the Managing General Partner of ML Oklahoma Venture Partners, Limited Partnership (the "Partnership"). The Partnership, which is registered under the Investment Company Act of 1940 as a business development company, holds in its portfolio 4.61% of the common stock of the Company. MLOK also acts as an investment adviser with respect to the Partnership. MLOK Co. and MLVC are investment advisers registered under Section 203 of the Investment Advisers Act of 1940.

           The Item 3 classification of MLOK Co. is (e).

                               POWER OF ATTORNEY
                 To Prepare and Execute Documents Pursuant to
                 Sections 13 and 16 of the Securities Exchange
                           Act of 1934, as Amended,
                   and Rules Thereunder, by and on Behalf of

                           MERRILL LYNCH & CO., INC.

                Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawful attorney-in-fact to:

                (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
           Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

                (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

                (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

                The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 of 16 of the Exchange Act.

                IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of February 1998.


                                              Merrill Lynch & Co., Inc.



                                             By:      /s/ Barry S. Friedberg
                                                  ----------------------------
                                                  Barry S. Friedberg
                                                  Executive Vice President

                               POWER OF ATTORNEY
                 To Prepare and Execute Documents Pursuant to
                 Sections 13 and 16 of the Securities Exchange
                           Act of 1934, as Amended,
                   and Rules Thereunder, by and on Behalf of

                           MERRILL LYNCH GROUP, INC.

                Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawful attorney-in-fact to:

                (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
           Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

                (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

                (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

                The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 of 16 of the Exchange Act.

                IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of September 1998.


                                            Merrill Lynch Group, Inc.



                                            By:    /s/ Mark B. Goldfus
                                               --------------------------------